UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2024
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Lamb Weston Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-37830	61-1797411
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 S. Rivershore Lane		83616
Eagle, Idaho		(Zip Code)
(Address of principal executive offices)
(208) 938-1047
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $1.00 par value	LW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2024, the Board of Directors (the “Board”) of Lamb Weston Holdings, Inc. (“Lamb Weston”) appointed Michael J. Smith as President and Chief Executive Officer and as a member of the Board, effective January 3, 2025. Mr. Smith succeeds Thomas P. Werner who is stepping down as President and Chief Executive Officer and as a member of the Board on that date. Mr. Werner will serve in an advisory role as a non-executive employee through August 31, 2025 (the “Advisory Period”).

Mr. Smith, age 48, has been serving as Lamb Weston’s Chief Operating Officer since May 2023. Prior to that, he served as Senior Vice President and General Manager of Foodservice, Retail, Marketing and Innovation since April 2018 and Senior Vice President, Growth and Strategy from September 2016 until March 2018. Mr. Smith also served as Vice President and General Manager of Lamb Weston Retail from May 2011 to September 2016, Vice President and General Manager of Private Brands of Conagra Brands, Inc., a food company and Lamb Weston’s former parent company, from March 2014 to February 2016, and Vice President of Global Marketing of Lamb Weston from July 2012 to March 2014. Prior to joining Conagra Brands, Inc. in 2007, Mr. Smith held various brand management roles at Dean Foods Company, a food and beverage company, and its WhiteWave division from May 2003 until December 2007.

In connection with Mr. Smith’s appointment as President and Chief Executive Officer, the Compensation and Human Capital Committee (the “Compensation Committee”) of the Board approved the following terms of his compensation: (i) an annual base salary of $1,000,000; (ii) a bonus opportunity with a target level of 150% of his base salary under Lamb Weston’s Annual Incentive Plan (“AIP”); and (iii) commencing with the fiscal year 2026 stock awards, a target long-term incentive compensation opportunity valued at approximately $5,250,000, pursuant to Lamb Weston’s Long-Term Incentive Plan (“LTIP”). The target opportunity under the AIP will be prorated for fiscal 2025 in relation to his service as Chief Operating Officer and President and Chief Executive Officer during the fiscal year. The performance-based portions of Mr. Smith’s payouts under the AIP and LTIP will be based on the achievement of Lamb Weston’s performance against pre-established metrics as approved by the Compensation Committee. The terms of Mr. Smith’s compensation are summarized in a Letter Agreement, dated as of December 18, 2024 (the “Smith Agreement”), a copy of which is attached hereto as Exhibit 10.1. The foregoing description of the Smith Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Smith Agreement, which is incorporated by reference herein.

Mr. Smith was not selected pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Smith and any director or executive officer of Lamb Weston. There have been no related person transactions between Lamb Weston and Mr. Smith reportable under Item 404(a) of Regulation S-K.

For Mr. Werner’s service as special advisor, the Compensation Committee approved a base salary based on an annual rate of $550,000, a bonus opportunity under the fiscal 2025 AIP with a target level of 100% of his base salary (on a blended basis for the fiscal year) and the full vesting of Mr. Werner’s outstanding stock-based awards as described in the “Normal Retirement” vesting provisions set forth in the underlying award agreements as in effect and subject to his continued compliance with his restrictive covenant obligations, including confidentiality and 18-month post-termination non-compete and non-solicitation provisions. Payment of Mr. Werner’s performance share awards (“PSAs”), if any, will be based on the Compensation Committee’s final performance certification at the end of the applicable performance cycle for each PSA. Mr. Werner will remain eligible for a fiscal 2025 AIP award based on Lamb Weston’s performance and prorated based on his applicable target incentive amounts for his respective service during the fiscal year. Mr. Werner will not be eligible for fiscal 2026 AIP or new LTIP awards. Mr. Werner will continue to be eligible to participate in the Company's benefit programs during the Advisory Period. The terms of Mr. Werner’s compensation are provided in a Transition and Separation Agreement, dated as of December 23, 2024 (the “Werner Agreement”), a copy of which is attached hereto as Exhibit 10.2. The foregoing description of the Werner Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Werner Agreement, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of December 18, 2024, between Lamb Weston Holdings, Inc. and Michael J. Smith

10.2	Transition and Separation Agreement, dated as of December 23, 2024, between Lamb Weston Holdings, Inc. and Thomas P. Werner

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMB WESTON HOLDINGS, INC.

	By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: General Counsel and Chief Compliance Officer
Date: December 23, 2024